Exhibit 99.1

Hemisphere Media Group Announces Fourth Quarter and Full Year 2018 Financial Results

Continued Strong Growth Across All Revenue Streams, with 24% Year-Over-Year Increase in Advertising Revenue

Forecasting Mid-teen Percentage Increase in Adjusted EBITDA1 for 2019

MIAMI, FL — (March 5, 2019) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the fourth quarter and full year ended December 31, 2018.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “Our businesses performed strongly in the fourth quarter, with growth across all of our revenue streams. We are particularly encouraged by continued progress in Puerto Rico’s recovery. The economy is stable and approaching pre-storm levels.

At the same time, our cable networks experienced solid revenue growth driven by continued strong ratings performance at a time when most linear channels are experiencing ratings declines.

We are excited about Pasiones’ agreement with Charter Communications to launch nationally on Spectrum’s “Mi Plan Latino”. At a time when new launches are rare, this significant agreement is testament to the compelling and unique content offered by Pasiones.

Canal Uno in Colombia continues to experience impressive ratings growth. Canal Uno has entered into a multi-year program licensing agreement with NBC Universal/Telemundo, which is already resulting in significant ratings increases.

Given our strong momentum heading into 2019, we are forecasting a mid-teen percentage increase in Adjusted EBITDA for 2019.”

Financial Results for the Three and Twelve Months Ended December 31, 2018

Net revenues were $46.0 million for the three months ended December 31, 2018, an increase of 92%, as compared to net revenues of $24.0 million for the comparable period in 2017. The increase was due to growth in all of the Company’s revenue streams. Advertising revenue increased $12.1 million, or 173%, driven by the continued recovery in Puerto Rico, and the favorable comparison with the prior year period, which was negatively impacted by Hurricane Maria in September 2017, growth in ad sales at the Company’s cable networks, and the impact of the current period adoption of the new revenue recognition standard, which resulted in a $1.1 million increase to advertising revenue. Affiliate revenues increased $3.2 million, or 20%, due to rate increases and subscriber growth, and the favorable comparison with the prior year period, which was negatively impacted by Hurricane Maria. Additionally, other revenues increased $6.7 million primarily due to insurance proceeds of $5.8 million received on our business interruption policies in connection with the disruptions to our business in Puerto Rico caused by Hurricanes Irma and Maria, as well as higher fees from the licensing of our content, and revenue contributed by Snap Media, which was acquired in November 2018.

Net revenues were $147.1 million for the twelve months ended December 31, 2018, an increase of 18%, as compared to net revenues of $124.5 million for the comparable period in 2017. The increase was due to growth in all of the Company’s revenue streams. Advertising revenue increased $11.7 million, or 24%, driven by the continued recovery in Puerto Rico, and

(1)  See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

the favorable comparison with the prior year, which was negatively impacted by Hurricanes Irma and Maria in September 2017, growth in ad sales at our cable networks, and the impact of the current period adoption of the new revenue recognition standard, which resulted in a $3.8 million increase to advertising revenue. Affiliate revenues increased $3.5 million, or 5%, due to rate increases and subscriber growth. Additionally, other revenues increased $7.4 million, primarily due to insurance proceeds of $5.8 million received on our business interruption insurance policies, as well as higher content licensing fees, and revenue contributed by Snap Media.

Operating expenses were $26.2 million for the three months ended December 31, 2018, as compared to operating expenses of $24.6 million for the same period in 2017. The increase was primarily due to higher programming and production expenses over the prior year period, when WAPA implemented cost savings measures following Hurricane Maria. Operating expenses were $102.3 million for the twelve months ended December 31, 2018, as compared to operating expenses of $99.1 million for the comparable period in 2017. The increase was primarily due to higher programming and production costs due to certain programming that the Company did not have in the prior year period, as well as hurricane related expenses, which primarily consisted of tower rental costs to maintain transmission of WAPA’s signal in Puerto Rico. Additionally, the increases for both periods were due to the adoption of the new revenue recognition standard, partially offset by gains related to reimbursements received from the Federal Communications Commission (“FCC”) for equipment purchases required as a result of the spectrum repack, and an incentive payment for vacating our spectrum earlier than required in connection with the mandated channel repositioning of WAPA’s signal in Puerto Rico.

Net income available to the Company was $2.8 million for the three months ended December 31, 2018, as compared to net loss of $22.0 million for the comparable period in 2017. Net loss available to the Company was $10.9 million for the twelve months ended December 31, 2018, as compared to net loss of $13.4 million for the comparable period in 2017. These improvements were primarily due to the negative impact on net revenues of Hurricane Maria in the prior year periods. The improvement in the twelve-month period was partially offset in part by an increase in loss on equity method investments, reflecting a full year of operational activity in 2018, as compared to a partial period in 2017.

Adjusted EBITDA was $18.6 million for the three months ended December 31, 2018, as compared to Adjusted EBITDA of $6.8 million for the comparable period in 2017. Adjusted EBITDA was $60.1 million for the twelve months ended December 31, 2018, an increase of 17%, as compared to Adjusted EBITDA of $51.2 million for the comparable period in 2017.

The Company forecasts a mid-teen percentage growth in Adjusted EBITDA for the full year 2019, as compared to 2018.

As of December 31, 2018, the Company had $209.1 million in debt and $94.5 million of cash. The Company’s gross leverage ratio was approximately 3.5x, and net leverage ratio was approximately 1.9x. If the $5.8 million business interruption insurance proceeds were included in our Adjusted EBITDA, gross leverage ratio was 3.2x, and net leverage ratio was 1.7x.

During the three months ended December 31, 2018, the Company repurchased 27,495 shares of common stock at a weighted average price of $12.34, for an aggregate purchase price of approximately $0.3 million.

During the three months ended December 31, 2018, the Company funded $16.8 million into its joint ventures, including $12.2 million in Canal Uno and $4.7 million in Pantaya.

Hemisphere Media Group’s Cable Network Pasiones to Launch Nationally on Spectrum

As previously announced, Pasiones, the leading network for telenovelas and drama series in Spanish, has reached a multi-year agreement with Charter Communications, Inc. to launch the network this spring across Spectrum’s footprint. Upon Spectrum’s launch, Pasiones will be available on all major cable, satellite and telco providers nationwide. Pasiones will be available on Spectrum’s Spanish-language tier, “Mi Plan Latino,” with Spectrum being the first U.S. distributor to carry Pasiones in HD.

Pasiones is the #1 ranked telenovela cable network, outperforming Univision’s tlnovelas network by 12% in average coverage ratings in 2018, according to comScore. This performance has been driven by Pasiones’ unparalleled offering of first-run access to the most trending novelas from emerging novela-producing countries like Turkey and India.

Pasiones is the premiere destination for Hispanic viewers seeking the hottest novelas and drama series from the leading providers worldwide. With longstanding relationships with the most recognized producers in the world, the network features the most acclaimed international content from Turkey, Brazil, Colombia, Venezuela, Peru, Chile, Argentina, Mexico, India,

and the U.S. Hispanic market.

Hemisphere Finalizes Acquisition of 75% Equity Interest in Spanish-Language Content Distribution Company Snap Media

As previously announced, the Company finalized the acquisition of a 75% equity interest in Snap Global, LLC (“Snap Media”), a leading independent distributor of content in Latin America to broadcast, pay-TV and OTT platforms. As part of the investment, Snap Media entered into a co-production joint venture with Mar Vista Entertainment, an established independent film and TV production company and minority owner of Snap Media, to co-produce new original movies and series. Financial terms of the transaction were not disclosed.

Snap Media distributes third party content to major free and pay-TV broadcasters and OTT platforms serving Latin America and other Spanish speaking markets. Snap Media has also co-produced successful series for NatGeo and History Channel in Latin America, and together with Mar Vista, has produced movies in Latin America. Snap Media is now based in Hemisphere’s Miami headquarters.

The following tables set forth the Company’s financial performance for the three and twelve months ended December 31, 2018 and 2017, as well as select financial data as of December 31, 2018 and December 31, 2017:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Audited)

Net revenues	$46,014	$23,952	$147,079	$124,464
Operating expenses:
Cost of revenues	10,874	9,539	42,174	39,965
Selling, general and administrative	11,712	10,592	44,499	39,437
Depreciation and amortization	4,041	4,005	16,081	16,228
Other expenses	506	445	1,473	3,501
(Gain) from FCC spectrum repack and other	(906)	(25)	(1,880)	(23)
Total operating expenses	26,227	24,556	102,347	99,108

Operating income (loss)	19,787	(604)	44,732	25,356

Other (expense) income:
Interest expense, net	(3,156)	(2,816)	(12,132)	(10,905)
Loss on equity method investments	(7,928)	(9,435)	(35,206)	(11,885)
Gain from insurance proceeds	—	3,250	2,080	3,250
Loss on impairment of assets	—	(13)	—	(546)
Total other expense	(11,084)	(9,014)	(45,258)	(20,086)
Income (loss) before income taxes	8,703	(9,618)	(526)	5,270

Income tax expense	(5,781)	(12,426)	(10,271)	(18,706)
Net income (loss)	$2,922	$(22,044)	$(10,797)	$(13,436)

Net income attributable to non-controlling interest	(109)	—	(109)	—
Net income (loss) available to the Company	$2,813	$(22,044)	$(10,906)	$(13,436)

Reconciliation of net income (loss) available to the Company to Adjusted EBITDA:
Net income (loss) available to the Company	$2,813	$(22,044)	$(10,906)	$(13,436)
Add (Deduct):
Net income attributable to non-controlling interest	109	—	109	—
Income tax expense	5,781	12,426	10,271	18,706
Other expense	11,084	9,014	45,258	20,086
(Gain) from FCC spectrum repack and other	(906)	(25)	(1,880)	(23)
Transaction and non-recurring expenses	520	1,748	1,999	4,862
Hurricane related expenses	—	753	1,048	753
Depreciation and amortization	4,041	4,005	16,081	16,228
Stock-based compensation	966	964	3,933	4,068
Business interruption income	(5,769)	—	(5,769)	—
Adjusted EBITDA	$18,639	$6,841	$60,144	$51,244

Selected Financial Data:

(amounts in thousands)

	As of	As of
	December 31, 2018	December 31, 2017
	(Unaudited)	(Audited)

Cash	$94,478	$124,299
Debt (a)	$209,081	$211,214

Leverage ratio (b):	3.5x	4.1x
Net leverage ratio (c):	1.9x	1.7x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	December 31, 2018	December 31, 2017
U.S. Cable Networks:
WAPA America (b)	4,417	4,362
Cinelatino	4,639	4,424
Pasiones	4,360	4,450
Centroamerica TV	4,276	4,127
Television Dominicana	2,273	1,876
Total	19,965	19,239

Latin America Cable Networks:
Cinelatino	16,769	16,087
Pasiones	15,958	14,776
Total	32,727	30,863

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)         Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s fourth quarter and full year 2018 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income (loss) available to the Company, net income attributable to non-controlling interest, depreciation expense, amortization of intangibles, (gain) from FCC spectrum repack and other, transaction and non-recurring expenses, hurricane related expenses, income tax expense, stock-based compensation, business interruption income and other expense items. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income (loss) available to the Company to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and twelve months ended December 31, 2018 and 2017.

Conference Call

Hemisphere will conduct a conference call to discuss its fourth quarter and full year 2018 results at 8:30 AM ET on Tuesday, March 5, 2019. A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 6389568.

A replay of the call will be available beginning at approximately 11:30 AM ET on Tuesday, March 5, 2019 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 6389568.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the effects of Hurricane Maria in the short and long-term on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on affiliate revenues that Hemisphere receives, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, Hemisphere’s ability to successfully integrate the acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O’Brien

(646) 277-1289

Danielle.obrien@edelman.com